                                                                  EXECUTION COPY

                                     WARRANT

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION OR QUALIFICATION THEREFROM.

WARRANT NO. LLB 4                                          As of April  15, 1999

                                     WARRANT

      FOR VALUE RECEIVED, Consumer Portfolio Services, Inc., a California corporation (the "Company"), hereby certifies that Levine Leichtman Capital Partners II, L.P., a California limited partnership, or assigns (the "Holder"), is entitled, subject to the limitations set forth herein, to purchase, on the terms and subject to the conditions contained herein, 1,335,000 shares (the "Warrant Shares") of the Company's common stock, no par value per share ("Common Stock"), at the exercise price of $0.01 per Warrant Share (the "Warrant Purchase Price") at any time and from time to time during the Exercise Period (as such term is defined below). THIS WARRANT MAY NOT BE EXERCISED PRIOR TO THE SHAREHOLDER APPROVAL DATE, AS SUCH TERM IS DEFINED BELOW. The number of Warrant Shares and the Warrant Purchase Price are subject to adjustment as set forth in
Section 3.

      This Warrant (this "Warrant") is subject to the following terms and conditions:

1. DEFINITIONS. For the purposes of this Warrant, (a) unless otherwise set forth herein, capitalized terms used herein shall have the meanings given to them in the April 1999 Securities Purchase Agreement, as such term is defined below, or, if not used in the April 1999 Securities Purchase Agreement, the meanings given to them in the Amended November 1998 Securities Purchase Agreement, as such term is defined below and (b) the following additional capitalized terms shall have the respective meanings set forth below:

      "Amended November 1998 Securities Purchase Agreement" means the Securities Purchase Agreement, dated as of November 17, 1998, by and between the Company and the initial Holder of this Warrant, as amended by the First Amendment to Securities Purchase Agreement dated as of April 15, 1999 by and between the Company and the initial Holder of this Warrant, and as it may be further amended, supplemented or otherwise modified from time to time.

      "Amended November 1998 Warrant" shall mean the Warrant issued pursant to the November 1998 Securities Purchase Agreement (which, after giving effect to the amendment of such agreement, represents the right to purchase 3,115,000 shares of Common Stock at an exercise price of $0.01 per share.

      "April 1999 Securities Purchase Agreement" means the Securities Purchase Agreement, dated as of April 15, 1999, by and between the Company and the initial Holder of this Warrant, as it may be amended, supplemented or otherwise modified from time to time.

      "Common Stock" has the meaning set forth in the preamble of this Warrant.

      "Company" has the meaning set forth in the preamble of this Warrant.

      "Convertible Securities" means any securities issued or issuable by the Company that are exercisable or exchangeable for, or convertible into, shares of Common Stock.

      "Current Market Price" per share of Common Stock means, as of any specified date on which the Common Stock is publicly traded, the average of the daily market prices of the Common Stock over the twenty (20) consecutive trading days immediately preceding (and not including) such date. The 'daily market price' for each such trading day shall be (i) the closing sales price on such day on the principal stock exchange on which the Common Stock is then listed or admitted to trading or on Nasdaq, as applicable, (ii) if no sale takes place on such day on any such exchange or system, the average of the closing bid and asked prices, regular way, on such day for the Common Stock as officially quoted on any such exchange or system, (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange or system, the last reported sale price, regular way, on such day for the Common Stock, or if no sale takes place on such day, the average of the closing bid and asked prices for the Common Stock on such day, as reported by Nasdaq or the National Quotation Bureau, (iv) if the Common Stock is not then listed or admitted to trading on any securities exchange and if no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in the City of Los Angeles customarily published on each Business Day. If the daily market price cannot be determined for the twenty (20) consecutive trading days immediately preceding such date in the manner specified in the foregoing sentence, then the Common Stock shall not be deemed to be publicly traded as of such date.

      "Designated Office" has the meaning set forth in Section 2.1 of this Warrant.

      "Exercise Period" means the period commencing on the Shareholder Approval Date and ending on the Expiration Date.

      "Expiration Date" means April 15, 2009.


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      "Fair Market Value" per share of Common Stock as of any specified date means (i) if the Common Stock is publicly traded on such date, the Current Market Price per share, or (ii) if the Common Stock is not publicly traded (or deemed not to be publicly traded) on such date, the fair market value per share of Common Stock as determined in good faith by the Board of Directors of the Company and set forth in a written notice to the Holder, subject to the Holder's right to dispute such determination under Section 3.8(e); provided, however, that with respect to the grant of Option Rights pursuant to the Option Pool, "Fair Market Value" means the average of the high and low selling prices of a share of Common Stock as reported in The Wall Street Journal (or other readily available public source designated by the compensation committee of the Board of Directors) for the last trading day for which such prices are available prior to the applicable transaction date, and if the compensation committee of the Board of Directors or such other committee as is designated by the Board of Directors determines that there is no readily available source of information regarding transactions in the Common Stock, then "Fair Market Value" shall mean the fair market value of a share of Common Stock as determined by the compensation committee of the Board of Directors or such other committee as is designated by the Board of Directors.

      "Holder" has the meaning set forth in the preamble of this Warrant.

      "Nasdaq" means the Nasdaq, Inc. National Market System or SmallCap Market, as the case may be, or any successor reporting system thereof.

      "Option Rights" means all warrants, rights or options to subscribe for or purchase, or obligations to issue, any shares of Common Stock, or any Convertible Securities.

      "Other Property" has the meaning set forth in Section 3.5 of this Warrant.

      "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, limited liability partnership, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, political subdivision, agency, body or department thereof).

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.

      "Shareholder Approval Date" means the date on which the shareholders of the Company approve the issuance of this Warrant so as to permit this Warrant to become exercisable.

      "Warrant Purchase Price" has the meaning set forth in the preamble of this Warrant (as adjusted in accordance with the terms of this Warrant).

      "Warrant" means this Warrant, any amendment of this Warrant, and any warrants issued upon transfer, division or combination of, or in substitution for, this Warrant or any other such


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warrant. All such Warrants shall at all times be identical as to terms and conditions and date, except as to the number of Warrant Shares for which they may be exercised.

      "Warrant Shares" has the meaning set forth in the preamble of this Warrant.

2. EXERCISE.

      2.1 Exercise; Delivery of Certificates. Subject to the provisions of
Section 2.4, this Warrant may be exercised in whole or in part, at the option of the Holder, at any time and from time to time during the Exercise Period, by (a) delivering to the Company at its principal executive office (the "Designated Office") (i) a notice of exercise, in substantially the form attached hereto (the "Exercise Notice"), duly completed and signed by the Holder, and (ii) this Warrant, and (b) paying the Warrant Purchase Price pursuant to Section 2.2 for the number of Warrant Shares being purchased. Subject to the provisions of
Section 2.4, the Warrant Shares being purchased under this Warrant will be deemed to have been issued to the Holder, as the record owner of such Warrant Shares, as of the close of business on the date on which payment therefor is made by the Holder pursuant to Section 2.2. Stock certificates representing the Warrant Shares so purchased shall be delivered to the Holder within three (3) Business Days after this Warrant has been exercised (or, if applicable, after the conditions set forth in Section 2.4 have been satisfied); provided, however, that in the case of a purchase of less than all of the Warrant Shares issuable upon exercise of this Warrant, the Company shall cancel this Warrant and, within three (3) Business Days after this Warrant has been surrendered, execute and deliver to the Holder a new Warrant of like tenor for the number of unexercised Warrant Shares. Each stock certificate representing the number of Warrant Shares purchased pursuant to this Warrant shall be registered in the name of the Holder or, subject to compliance with Applicable Laws, such other name as shall be designated by the Holder.

      2.2 Payment of Warrant Price. Payment of the Warrant Purchase Price may be made, at the option of the Holder, by (i) certified or official bank check, (ii) wire transfer, (iii) instructing the Company to withhold and cancel a number of Warrant Shares then issuable upon exercise of this Warrant with respect to which the excess of the Fair Market Value over the Warrant Purchase Price for such canceled Warrant Shares is at least equal to the Warrant Purchase Price for the shares being purchased, (iv) to the extent permitted under the agreements, instruments or other documents existing on the date hereof evidencing or governing Indebtedness of the Company, surrender to the Company of shares of Common Stock previously acquired by the Holder with a Fair Market Value equal to the Warrant Purchase Price for the shares being purchased or (v) any combination of the foregoing.

      2.3 No Fractional Shares. The Company shall not be required to issue fractional shares of Common Stock upon the exercise of this Warrant. If any fraction of a share of Common Stock would, except for the provisions of this paragraph, be issuable on the exercise of this Warrant (or specified portion thereof), the Company shall pay to the Holder an amount in cash calculated by it to be equal to the then Fair Market Value per share of Common Stock multiplied by such fraction computed to the nearest whole cent.


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      2.4. Antitrust Notification. If the Holder determines, in its sole judgment upon the advice of counsel, that an exercise of this Warrant pursuant to the terms hereof is subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Company and the Holder shall, prior to the payment of the Warrant Purchase Price, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required in connection with the exercise of this Warrant, and any supplemental information required in connection therewith, pursuant to the HSR Act. Any such notification, report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. The Company and the Holder will furnish to each other such necessary information and such reasonable assistance as the other may reasonably request in connection with the preparation of any filing or submission which is necessary under the HSR Act. The Company and the Holder shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ, and shall respond promptly to any such inquiries or requests. The Company shall bear the filing fees required to be paid by the Company and the Holder (or the "ultimate parent entity" of the Holder, if any) under the HSR Act and the Company and the Holder shall bear their own respective costs and expenses (including, without limitation, attorneys' fees) incurred by the Company and the Holder (or the "ultimate parent entity" of the Holder, if any) in connection with such filings. In the event that this Section 2.4 is applicable to any exercise of this Warrant, the purchase of the Warrant Shares subject to the Exercise Notice, and the payment of the Warrant Purchase Price, will be subject to the expiration or earlier termination of the waiting period under the HSR Act.

      2.5 Restrictions on Exercise.

            (a) This Warrant may not be exercised in whole or in part prior to the Shareholder Approval Date.

            (b) The Company covenants and agrees to actively and diligently seek and solicit the affirmative vote or written consent of the shareholders of the Company (the "Shareholders") to, and shall recommend to the Shareholders, all in accordance with Applicable Laws (including, without limitation, the proxy rules promulgated under the Exchange Act), the approval by the Shareholders of the issuance by the Company of this Warrant and of the shares of Common Stock issuable pursuant hereto (including the shares of Common Stock issuable pursuant to Section 3.9 hereof) so as to permit this Warrant to become immediately exercisable ("Shareholder Approval"). Without limiting the generality of the foregoing, the Company shall (i) no later than Monday, April 19, 1999, file preliminary proxy materials with the SEC with respect to the solicitation of proxies for the Company's 1999 Annual Meeting of Shareholders (the "1999 Annual Meeting"), which shall provide for a May 27, 1999 meeting date and shall include, in addition to any other proposals which may be submitted to the Company's shareholders at such meeting, a proposal to approve the issuance by the Company of this Warrant and of the shares of Common Stock issuable pursuant hereto (including the shares of Common Stock issuable pursuant to Section 3.9 hereof) so as to permit this Warrant to become immediately exercisable (the


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

"Shareholder Approval Proposal"), (ii) establish a record date for the 1999 Annual Meeting which is no earlier than two Business Days following the date of issuance of this Warrant, (iii) as soon as permitted by the rules and regulations of the SEC, mail notice of the 1999 Annual Meeting of Shareholders together with a proxy statement complying with the rules and regulations of the SEC recommending a vote "for" the Shareholder Approval Proposal and soliciting proxies to vote shares "for" the Shareholder Approval Proposal, (iv) hold the 1999 Annual Meeting of Shareholders no later than May 27, 1999 and (v) use its best efforts to obtain Shareholder Approval at the 1999 Annual Meeting, including, without limitation, retaining, if appropriate, a proxy solicitation firm to assist the Company in soliciting proxies for such Annual Meeting of Shareholders. In the event that Shareholder Approval is not obtained for any reason at the 1999 Annual Meeting, the Company shall use its best efforts during the period from May 27, 1999 to September 30, 1999 to obtain Shareholder Approval by written consent of its shareholders or shall hold a special meeting of shareholders prior to September 30, 1999 for the purpose of again seeking to obtain Shareholder Approval. In the event that the Company is unable to obtain Shareholder Approval by written consent or at a special meeting of shareholders prior to September 30, 1999 as provided in the immediately preceding sentence, the Company shall, during the period from September 30, 1999 to March 31, 2000 again seek to obtain Shareholder Approval by written consent of its shareholders or at a special meeting of shareholders to be held no later than March 31, 2000. In the event that Shareholder Approval has not been obtained by written consent or at a special meeting of shareholders prior to March 31, 2000, the Company shall use its best efforts to obtain Shareholder Approval at the Annual Meeting of Shareholders to be held in 2000.

            (c) If, at any time prior to the Shareholder Approval Date, the Company engages in a transaction that is subject to the provisions of Section
3.5 or a majority of the outstanding shares of Common Stock is sold in one transaction or a series of related transactions (a "Transaction"), then the Company shall either (i) obtain Shareholder Approval prior to or upon the consummation of such Transaction or (ii) pay to the Holder prior to or upon the consummation of such Transaction an amount in cash equal to the product of (A) the difference between the fair value of the consideration to be received for each share of Common Stock pursuant to such Transaction and the Warrant Purchase Price then in effect, multiplied by (B) the number of shares of Common Stock then issuable upon exercise of this Warrant.

            (d) If the exercise or sale or other disposition of this Warrant or any Warrant Shares pursuant to or in connection with any Transaction would be subject to the provisions of Section 16(b) of the Exchange Act, then the Company shall pay to the Holder prior to or upon the consummation of such Transaction, in lieu of such exercise, sale or disposition and in satisfaction of this Warrant to the extent of the number of Warrant Shares set forth in clause (b) of this sentence, an amount in cash equal to the product of (a) the difference between the fair value of the consideration to be received for each share of Common Stock pursuant to such Transaction and the Warrant Purchase Price then in effect, multiplied by (b) the number of Warrant Shares, the sale or other disposition of which would then be subject to the provisions of Section 16(b) of the Exchange Act.


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

3. ADJUSTMENTS TO THE NUMBER OF WARRANT SHARES AND TO THE WARRANT PURCHASE PRICE. The number of Warrant Shares for which this Warrant is exercisable and the Warrant Purchase Price shall be subject to adjustment from time to time as set forth in this Section 3.

      3.1 Stock Dividends, Subdivisions and Combinations. If at any time the
Company:

            (a) pays a dividend or other distribution on its Common Stock in shares of Common Stock or shares of any other class or series of Capital Stock,

            (b) subdivides its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

            (c) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior to the record date for such dividend or distribution or the effective date of such subdivision or combination shall be adjusted so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant the kind and number of shares of Common Stock that the Holder would have owned or have been entitled to receive immediately after such record date or effective date had this Warrant been exercised immediately prior to such record date or effective date. Any adjustment made pursuant to this Section 3.1 shall become effective immediately after the effective date of such event, but be retroactive to the record date, if any, for such event.

      Upon any adjustment of the number of Warrant Shares purchasable upon the exercise of this Warrant as herein provided, the Warrant Purchase Price per share shall be adjusted by multiplying the Warrant Purchase Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares purchasable upon the exercise of this Warrant immediately prior to such adjustment and the denominator of which shall be the number of Warrant Shares so purchasable immediately thereafter.

      3.2 Rights; Options; Warrants. If, at any time after April 15, 1999, the Company issues (without payment of any consideration) to all holders of outstanding Common Stock any rights, options or warrants to subscribe for or purchase shares of Common Stock or securities convertible into or exchangeable for Common Stock, then the Company shall also distribute, immediately after the Shareholder Approval Date, such rights, options, warrants or securities to the Holder as if this Warrant had been exercised immediately prior to the record date for such issuance.

      3.3 Distribution of Assets or Securities. If, at any time after April 15, 1999, the Company makes a distribution to all holders of outstanding Common Stock of any asset (other than cash) or security other than those referred to in Sections 3.1, 3.2 or 3.5, and other than in connection with the liquidation, dissolution or winding up of the Company, then and in each such case, the Warrant Purchase Price shall be adjusted to equal the number determined by multiplying


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the Warrant Purchase Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction (which shall not be less than zero), the numerator of which shall be the Fair Market Value per share of the Common Stock on the date fixed for such determination less the then fair market value of the portion of the assets, or the Fair Market Value of the portion of the securities, as the case may be, so distributed applicable to one share of Common Stock, and the denominator of which shall be such Fair Market Value per share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution. Upon any adjustment in the Warrant Purchase Price as provided in the foregoing, the number of shares of Common Stock purchasable upon the exercise of this Warrant shall also be adjusted and shall be that number determined by multiplying the number of Warrant Shares issuable upon exercise immediately prior to such adjustment by a fraction, the numerator of which is the Warrant Purchase Price in effect immediately prior to such adjustment and the denominator of which is the Warrant Purchase Price as so adjusted.

      3.4 Issuance of Equity Securities at Less Than Fair Market Value. If, at any time after April 15, 1999, the Company sells or issues shares of Common Stock, or rights, options, warrants or convertible or exchangeable securities representing the right to subscribe for or purchase shares of Common Stock (excluding (i) shares, rights, options, warrants or convertible or exchangeable securities issued in any of the transactions described in Sections 3.1, 3.2, 3.3 or 3.5, (ii) shares issued after the date hereof upon conversion, exercise or exchange of (A) rights, options, warrants or convertible or exchangeable securities outstanding on the date hereof, including, without limitation, the Amended November 1998 Warrant, (B) rights, options, warrants or convertible or exchangeable securities issued after the date hereof for which an adjustment was made pursuant to this Section 3.4 or for which no adjustment is required under this Section 3.4, (iii) the issuance of this Warrant or any securities issued upon exercise hereof or pursuant to Section 3.9 hereof, and the issuance of Common Stock upon the exercise or conversion of Option Rights or Convertible Securities outstanding on the date this Warrant was first issued, (iv) shares of Common Stock issued pursuant to a bona fide public offering pursuant to an effective registration statement, or (v) the issuance of any warrant or warrants issued in connection with the agreement with FSA contemplated by Section 8.6 of the Amended November 1998 Securities Purchase Agreement, provided that the exercise price of such warrant or warrants is not less than $3.00 per share, and any shares of Common Stock issued or issuable upon the exercise of any such warrant or warrants) at a price per share of Common Stock (determined in the case of such rights, options, warrants or convertible or exchangeable securities, by dividing (x) the total amount receivable by the Company in consideration of the sale and issuance of such rights, options, warrants or convertible or exchangeable securities, plus the total consideration payable to the Company upon exercise, conversion or exchange thereof, by (y) the maximum number of shares of Common Stock issuable upon conversion, exercise or exchange of such rights, options, warrants or convertible or exchangeable securities ), that is lower than the Fair Market Value per share of Common Stock in effect immediately prior to such sale and issuance, then the Warrant Purchase Price shall be adjusted so that it shall equal the price determined by multiplying the Warrant Purchase Price in effect immediately prior thereto by a fraction, the numerator of which shall be


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an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such sale and issuance plus (B) the number of shares of Common Stock which the aggregate consideration received by the Company (determined as provided below) for such sale or issuance would purchase at such Fair Market Value per share, and the denominator of which shall be the total number of shares of Common Stock outstanding (or deemed to be outstanding as provided below) immediately after such sale or issuance; provided, however, that any adjustment in the Warrant Purchase Price as a result of the issuance of warrants in connection with the performance of the Stanwich Investment Obligation shall be limited to such extent as shall be necessary to limit the related increase in the number of Warrant Shares issuable upon exercise of this Warrant to no more than 50,000 additional shares. Adjustments shall be made successively whenever such an issuance is made. The foregoing notwithstanding, if any such sale or issuance of shares Common Stock, rights, options, warrants or convertible or exchangeable securities is effected pursuant to the terms of a bona fide agreement, commitment or letter of intent which is entered into or made prior to the date of such issuance and which specifies the "price per share of Common Stock" (as such phrase is used in this Section 3.4) to be paid in such issuance, then the determination of whether or not the "price per share of Common Stock" in such issuance is "lower than the Fair Market Value per share of Common Stock" required by this Section 3.4 shall be made as of close of business on the date such agreement or letter of intent is entered into or such commitment is made and shall not be made "immediately prior to such sale and issuance" as provided above. (For example, if the Company enters into an agreement to sell shares of Common Stock in a private placement and the price per share of Common Stock to be paid pursuant to such agreement is equal to or greater than the Fair Market Value per share of Common Stock as of the close of business on the date on which such agreement is entered into, then no adjustment shall be required under this Section 3.4 even if such price is less than the Fair Market Value per share of Common Stock on the date such private placement is consummated.)

      For the purposes of such adjustments, the shares of Common Stock which the holder of any such rights, options, warrants or convertible or exchangeable securities shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of the sale and issuance of the rights, warrants or convertible or exchangeable securities and the consideration received by the Company therefor shall be deemed to be the consideration actually received by the Company for such rights, options, warrants or convertible or exchangeable securities, plus the consideration or premiums stated in such rights, options, warrants or convertible or exchangeable securities to be paid to acquire the shares of Common Stock covered thereby.

      Upon any adjustment in the Warrant Purchase Price as provided in the penultimate paragraph above, the number of shares of Common Stock purchasable upon the exercise of this Warrant shall also be adjusted and shall be that number determined by multiplying the number of Warrant Shares issuable upon exercise immediately prior to such adjustment by a fraction, the numerator of which is the Warrant Purchase Price in effect immediately prior to such adjustment and the denominator of which is the Warrant Purchase Price as so adjusted.

      Upon the expiration of any rights, options, warrants or convertible or exchangeable securities for which an adjustment was made pursuant to this
Section 3.4, such adjustment shall


                                       9
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be recomputed on the basis of the actual number of shares of Common Stock sold or issued pursuant to such rights, options, warrants or convertible or exchangeable securities and the actual consideration received by the Company for such rights, options, warrants or convertible or exchangeable securities plus the actual consideration or premium received by the Company for such sale or issuance of Common Stock.

      If at any time the Company sells and issues shares of Common Stock or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the "price per share of Common Stock" and the "consideration received by the Company" for purposes of the preceding paragraphs of this Section 3.4, the Board of Directors of the Company shall determine, in good faith, the fair market value of property, subject to the Holder's rights under Section 3.8(e). There shall be no adjustment of the Warrant Purchase Price in respect of the Common Stock pursuant to this Section
3.4 if the amount of such adjustment is less than $0.001 per share of Common Stock; provided, however, that any adjustments which by reason of this provision are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

      3.5 Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. If at any time the Company reorganizes its capital, reclassifies its capital stock, consolidates, merges or combines with or into another Person (where the Company is not the surviving corporation or where there is any change whatsoever in, or distribution with respect to, the outstanding Common Stock), or the Company sells, transfers or otherwise disposes of all or substantially all of its property, assets or business to another Person, other than in a transaction provided for in Section 3.1, 3.2, 3.3, 3.4 or 3.6, and, pursuant to the terms of such reorganization, reclassification, consolidation, merger, combination, sale, transfer or other disposition of assets, (i) shares of common stock of the successor or acquiring Person or of the Company (if it is the surviving corporation) or (ii) any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring Person or the Company ("Other Property") are to be received by or distributed to the holders of Common Stock who are holders immediately prior to such transaction, then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the number of shares of Common Stock, common stock of the successor or acquiring Person, and/or Other Property which holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event would have owned or received immediately after and as a result of such event. In such event, the aggregate Warrant Purchase Price otherwise payable for the Warrant Shares issuable upon exercise of this Warrant shall be allocated among such securities and Other Property in proportion to the respective fair market values of such securities and Other Property as determined in good faith by the Board of Directors of the Company, subject to the Holder's rights under Section 3.8(e).

      In case of any such event, the successor or acquiring Person (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every


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

covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as the Holder may approve in writing (as determined by resolution of the Board of Directors of the Company) in order to provide for adjustments of any shares of common stock of such successor or acquiring Person for which this Warrant thus becomes exercisable, which modifications shall be as equivalent as practicable to the adjustments provided for in this Section 3.5. For purposes of this Section 3, "common stock of the successor or acquiring Person" shall include stock or other equity securities, or securities that are exercisable or exchangeable for or convertible into equity securities, of such corporation, or other securities if such Person is not a corporation, of any class that is not preferred as to dividends or assets over any other class of stock of such corporation or Person and that is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 3.5 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers and other dispositions of assets.

      3.6 Dissolution, Total Liquidation or Winding-Up. If at any time there is a voluntary or involuntary dissolution, total liquidation or winding-up of the Company, other than as contemplated by Section 3.5, then the Company shall cause to be mailed (by registered or certified mail, return receipt requested, postage prepaid) to the Holder at the Holder's address as shown on the Warrant register, at the earliest practicable time (and, in any event, not less than thirty (30) calendar days before any date set for definitive action) written notice of the date on which such dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also specify the date as of which the record holders of shares of Common Stock shall be entitled to exchange their shares for securities, money or other property deliverable upon such dissolution, liquidation or winding-up, as the case may be. On such date, the Holder shall be entitled to receive upon surrender of this Warrant the cash or other property, less the Warrant Purchase Price for this Warrant then in effect, that the Holder would have been entitled to receive had this Warrant been exercised immediately prior to such dissolution, liquidation or winding-up. Upon receipt of the cash or other property, any and all rights of the Holder to exercise this Warrant shall terminate in their entirety. If the cash or other property distributable in the dissolution, liquidation or winding-up has a fair market value which is less than the Warrant Purchase Price for this Warrant then in effect, this Warrant shall terminate and be of no further force or effect upon the dissolution, liquidation or winding-up.

      3.7 Other Dilutive Events. If any event occurs as to which the other provisions of this Section 3 are not strictly applicable but as to which the failure to make any adjustment would not protect the purchase rights represented by this Warrant in accordance with the intent and principles hereof then, in each such case, the Holder (or if the Warrant has been divided up, the Holders of Warrants exercisable for the purchase of more than fifty percent (50%) of the aggregate number of Warrant Shares then issuable upon exercise of all of the then exercisable Warrants) may appoint an independent investment bank or firm of independent public accountants which shall give its opinion as to the adjustment, if any, on a basis consistent with the intent and principles established herein, necessary to preserve the purchase rights represented by this Warrant (or such Warrants). Upon receipt of such opinion, the Company will mail (by registered or certified mail, return receipt requested, postage prepaid) a copy thereof to the Holder within three (3) Business Days and shall make the adjustments described therein. The fees and expenses of such investment bank or independent public accountants shall be borne by the Company.

      3.8 Other Provisions Applicable to Adjustments Under this Section. The following provisions shall be applicable to the adjustments provided for pursuant to this Section 3:

            (a) When Adjustments To Be Made. The adjustments required by this
Section 3 shall be made whenever and as often as any specified event requiring such an adjustment shall occur. For the purpose of any such adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

            (b) Record Date. If the Company fixes a record date of the holders of Common Stock for the purpose of entitling them to (i) receive a dividend or other distribution payable in shares of Common Stock or in shares of any other class or series of capital stock or securities convertible into or exchangeable for Common Stock or shares of any other class or series of capital stock or (ii) subscribe for or purchase shares of Common Stock or such other shares or securities, then all references in this Section 3 to the date of the issuance or sale of such shares of Common Stock or such other shares or securities shall be deemed to be references to that record date.

            (c) When Adjustment Not Required. If the Company fixes a record date of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights to which the provisions of Section 3.1 would apply, but shall, thereafter and before the distribution to stockholders, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

            (d) Notice of Adjustments. Whenever the number of shares of Common Stock for which this Warrant is exercisable or the Warrant Purchase Price shall be adjusted or recalculated pursuant to this Section 3, the Company shall immediately prepare a certificate to be executed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment or recalculation and the method by which such adjustment or recalculation was calculated, specifying the number of shares of Common Stock for which this Warrant is exercisable and (if such adjustment was made pursuant to Section 3.5) describing the number and kind of any other shares of stock or Other Property for which this Warrant is exercisable, and any related change in the Warrant Purchase Price, after giving effect to such adjustment, recalculation or change. The Company shall mail (by registered or certified mail, return receipt requested, postage prepaid) a signed copy of the certificate to be delivered to the Holder within three (3) Business Days of the event which caused the adjustment or recalculation. The Company shall keep at the Designated Office copies of all such certificates and cause them to be available for inspection at the Designated Office during normal business hours by the Holder or any prospective transferee of this Warrant designated by the Holder.

            (e) Challenge to Good Faith Determination. Whenever the Board of Directors of the Company is required to make a determination in good faith of the fair market value of any item under this Warrant, or any item that may affect the value of this Warrant, that determination may be challenged in good faith by the Holder (or if the Warrant has been divided up, the Holders of Warrants exercisable for more than fifty percent (50%) of the aggregate number of Warrant Shares then issuable upon exercise of all of the then exercisable Warrants), and any dispute shall be resolved promptly, but in no event in more than thirty (30) days, by an investment banking firm of recognized national standing or one of the five (5) largest national accounting firms agreed upon by the Company and the Holders and whose decision shall be binding on the Company and the Holders. If the Company and the Holders cannot agree on a mutually acceptable investment bank or accounting firm, then the Holders, jointly, and the Company shall within five (5) Business Days each choose one investment bank or accounting firm and the respective chosen firms shall within five (5) Business Days jointly select a third investment bank or accounting firm, which shall make the determination promptly, but in no event in more than thirty (30) days, and such determination shall be binding upon all parties thereto. The Company shall bear all costs in connection with such determination, including without limitation, fees of the investment bank(s) or accounting firm(s).

            (f) Independent Application. Except as otherwise provided herein, all subsections of this Section 3 are intended to operate independently of one another (but without duplication). If an event occurs that requires the application of more than one subsection, all applicable subsections shall be given independent effect without duplication.

      3.9 Other Anti-Dilution Provisions. To the extent that Levine Leichtman Capital Partners II, L.P. or any of its affiliates (collectively, "LLCP"), continues to hold this Warrant, in whole or in part, at any time at which the Company takes any action which would have resulted in an adjustment to the exercise price of, and the number of shares of Common Stock issuable pursuant to, the Amended November 1998 Warrant pursuant to the provisions of Section 3.4 thereof as in effect on the date hereof (a "Dilutive Issuance") then, to the extent that LLCP has exercised all or any portion of the Amended November 1998 Warrant prior to such time, the Company shall immediately issue to LLCP upon such Dilutive Issuance, without the payment of any further consideration of any kind, such number of additional shares of Common Stock as shall equal the difference between (i) the number of shares of Common Stock issuable upon the exercise of the Amended November 1998 Warrant to the extent held unexercised by LLCP at such time after giving effect to the adjustment thereto resulting from such Dilutive Issuance and (ii) the number of shares of Common Stock which would have been issuable upon exercise of the Amended November 1998 Warrant after giving effect to such Dilutive Issuance if the Amended November 1998 Warrant had not been exercised in any part.

4. MISCELLANEOUS.

      4.1 Restrictive Legend. This Warrant, any Warrant issued upon transfer of this Warrant and any Warrant Shares issued upon exercise of this Warrant or any portion thereof shall be imprinted with the following legend, in addition to any legend required under applicable state securities laws:

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION OR QUALIFICATION THEREFROM.

      The legend shall be appropriately modified upon issuance of certificates for shares of Common Stock.

      Upon request of the holder of a Common Stock certificate, the Company shall issue to that holder a new certificate free of the foregoing legend, if, with such request, such holder provides the Company with an opinion of counsel reasonably acceptable to the Company (provided that Riordan & McKinzie, a professional law corporation, shall be deemed to be acceptable to the Company) to the effect that the securities evidenced by such certificate may be sold without restriction under Rule 144 (or any other rule permitting resales of securities without restriction) promulgated under the Securities Act.

      4.2 Holder Entitled to Benefits. This Warrant is the "April 1999 Warrant" referred to in the April 1999 Securities Purchase Agreement. The Holder is entitled to certain rights, benefits and privileges with respect to this Warrant and the Warrant Shares pursuant to the terms of this Warrant and the April 1999 Securities Purchase Agreement.

      4.3 Other Covenants. Without limiting the generality of Section 4.2, the Company covenants and agrees that, as long as this Warrant remains outstanding or any Warrant Shares are issuable with respect to this Warrant, the Company will perform all of the following covenants for the express benefit of the
Holder: (a) the Warrant Shares shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock; (b) each Holder shall, upon the exercise hereof in accordance with the terms hereof, receive good and marketable title to the Warrant Shares, free and clear of all voting and other trust arrangements to which the Company is a party or by which it is bound, preemptive rights of any stockholder, liens, encumbrances, equities and claims whatsoever, including, but not limited to, all Taxes, Liens and other charges with respect to the issuance thereof; (c) at all times prior to the Expiration Date, the Company shall have reserved for issuance a sufficient number of authorized but unissued shares of Common Stock, or other securities or property for which this Warrant may then be exercisable, to permit this Warrant (or if this Warrant has been divided, all outstanding Warrants) to be exercised in full; (d) the Company shall deliver to each Holder the information and reports described in Section 8.2 of the Amended November 1998 Securities Purchase Agreement; (e) the Company shall extend to the initial Holder the management rights set forth in the Investor Rights Agreement; and (f) the Company shall provide each Holder with notice of all corporate actions in the same manner and to the same extent as the shareholders of the Company; provided, however, that the Company shall not be obligated to perform the covenants in the foregoing clauses (d) and (e) of this Section 4.3 at any time that the sum of the Warrant Shares plus the number of shares of Common Stock held by the Holder plus the number of shares of Common Stock issuable upon the exercise of other warrants, options or similar securities or upon the conversion of any convertible security held by the Holder is less than 345,000; provided, further, that notwithstanding the foregoing proviso the Company shall remain obligated to perform the covenants in the foregoing clauses
(d) and (e) of this Section 4.3 if such performance is necessary in order to enable the Holder to satisfy the criteria then established for a "Venture Capital Operating Company" pursuant to ERISA.

      4.4 Issue Tax. The issuance of shares of Common Stock upon the exercise of this Warrant shall be made without charge to the Holder for any issue tax in respect thereof.

      4.5 Closing Of Books. The Company will at no time close its transfer books against the transfer of this Warrant or of any Warrant Shares in any manner which interferes with the timely exercise hereof unless required by Applicable Laws.

      4.6 No Voting Rights; Limitation Of Liability. Except as expressly set forth in this Warrant and in the April 1999 Securities Purchase Agreement, nothing contained in this Warrant shall be construed as conferring upon the Holder (i) the right to vote or to consent as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matter, (ii) the right to receive dividends except as set forth in Section 3; or (iii) any other rights as a stockholder of the Company except as set forth in Section 4.2 and Section 4.3 hereof and in the Investor Rights Agreement. No provisions hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the Warrant Purchase Price or as a shareholder of the Company, whether such liability is asserted by the Company or by its creditors.

      4.7 Modification And Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement is sought.

      4.8 Notices. All notices, requests, demands and other communications which are required or may be given under this Warrant shall be in writing and shall be deemed to have been duly given if transmitted by telecopier with receipt acknowledged, or upon delivery, if delivered personally or by recognized commercial courier with receipt acknowledged, or upon the expiration of seventy-two (72) hours after mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            (a)   If to the Holder, at:

                  c/o Levine Leichtman Capital Partners, Inc.
                  335 North Maple Drive, Suite 240
                  Beverly Hills, CA 90210
                  Attention: Arthur E. Levine, President
                  Telephone: (310) 275-5335
                  Facsimile: (310) 275-1441

            (b)   If to any other Holder, at:

                  such Holder's address as shown on the books of the Company.

            (c)   If to the Company, at:

                  Consumer Portfolio Services, Inc.
                  16355 Laguna Canyon Road
                  Irvine, CA 92618
                  Attention: Charles E. Bradley, Jr., President
                  Telephone: (949) 753-6800
                  Facsimile: (949) 450-3951

or at such other address or addresses as the Holder or the Company, as the case may be, may specify by written notice given in accordance with this Section 4.8.

      4.9 Successors and Assigns. Subject to the requirements of Applicable Laws, the Holder may assign all or any portion of this Warrant at any time or from time to time without the consent of the Company. Each assignment of this Warrant, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the Designated Office, together with appropriate instruments of assignment, duly filled in and executed. Upon such surrender and delivery, the Company shall, at its own expense, within three (3) Business Days execute and deliver a new Warrant or Warrants in the name of the assignee or assignees specified in such assignment and in the denominations specified therein and this Warrant shall promptly be canceled. If any portion of this Warrant is not being assigned, the Company shall, at its own expense, within three (3) Business Days issue to the Holder a new Warrant evidencing the portion not so assigned. This Warrant shall be binding upon and inure to the benefit of the Company, the Holder and their respective successors and permitted assigns, and shall include, with respect to the Company, any Person succeeding the Company by merger, consolidation, combination or acquisition of all or substantially all of the Company's assets, and in such case, except as expressly provided herein, all of the obligations of the Company hereunder shall survive such merger, consolidation, combination or acquisition.

      4.10 Descriptive Headings. The descriptive headings of the paragraphs of this Warrant are for convenience of reference only and do not constitute a part of this Warrant and are not to be considered in construing or interpreting this Warrant. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

      4.11 Lost Warrant or Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or of a stock certificate evidencing Warrant Shares and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of the Warrant or stock certificate, the Company shall make and deliver to the Holder, within three (3) Business Days of receipt by the Company of such documentation, a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

      4.12 Termination Of this Warrant. This Warrant shall terminate and shall no longer be exercisable after the Expiration Date.

      4.13 No Impairment. The Company shall not by any action, including, without limitation, amending its charter documents or regulations or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value (if any) of any shares of Common Stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, free and clear of all liens, encumbrances, equities and claims, and (iii) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

      4.14 Governing Law. In all respects, including all matters of construction, validity and performance, this Warrant and the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in California, without regard to principles thereof regarding conflicts of laws.

      4.15 Remedies. If the Company fails to perform, comply with or observe any covenant or agreement to be performed, complied with or observed by it under this Warrant, the Holder may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Warrant or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Warrant or to enforce any other legal or equitable right, or to take any one or more of such actions. The Company agrees to pay all fees, costs, and expenses, including, without limitation, fees and expenses of attorneys, accountants and other experts retained by the Holder, and all fees, costs and expenses of appeals, incurred or expended by the Holder in connection with the enforcement of this Warrant or the collection of any sums due hereunder, whether or not suit is commenced. None of the rights, powers or remedies conferred under this Warrant shall be mutually exclusive, and each right, power or remedy shall be cumulative and in addition to any other right, power or remedy whether conferred by this Warrant or now or hereafter available at law, in equity, by statute or otherwise.

      4.16 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE COMPANY AND THE HOLDER WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE COMPANY AND THE HOLDER DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, AND UNDERSTANDING THEY ARE WAIVING A CONSTITUTIONAL RIGHT, THE COMPANY AND THE HOLDER (BY ACCEPTANCE HEREOF) WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO, THIS WARRANT, THE APRIL 1999 SECURITIES PURCHASE AGREEMENT AND/OR ANY RELATED AGREEMENT OR THE TRANSACTIONS COMPLETED HEREBY OR THEREBY.

      IN WITNESS WHEREOF, the Company has caused this Warrant to be executed and issued by its duly authorized representatives on the date first above written.

                                    CONSUMER PORTFOLIO SERVICES, INC.,
                                    a California corporation

                                    By: /s/ Charles E. Bradley, Jr.
                                        ----------------------------------------
                                        Charles E. Bradley, Jr.,
                                        President and Chief Executive Officer

                                    By: /s/ Jeffrey P. Fritz
                                        ----------------------------------------
                                        Jeffrey P. Fritz
                                        Senior Vice President and Chief
                                        Financial Officer